Exhibit 99.1

FTS INTERNATIONAL ANNOUNCES Second QUARTER 2021 FINANCIAL AND OPERATIONAL RESULTS

August 5, 2021

FORT WORTH, TEXAS -- (BUSINESS WIRE) -- FTS International, Inc. (NYSE American: FTSI) today reported its financial and operational results for the second quarter of 2021.

Michael Doss, Chief Executive Officer, commented “I’m pleased to report that we achieved a 77% sequential increase in adjusted EBITDA in the second quarter to $13.8 million and that we are back to generating cash following a large working capital build in the first quarter.

We efficiently and safely provided best-in-class service quality to our customers in the second quarter. We had 11.8 fully-utilized fleets, same as in the first quarter, but we achieved an increase in stages and pumping hours per fully-utilized fleet due to an increase in pumping hours per day. Annualized adjusted EBITDA per fully-utilized fleet increased to $4.7 million in the second quarter, compared to $2.6 million in the first quarter. We’re on track to grow this figure in the back half of the year due to pricing improvements and the continued outstanding performance of our crews.

I’m also pleased to announce that we have reached an agreement with a large independent E&P company to build a new fleet outfitted with Cat’s Tier 4 Dynamic Gas Blending (DGB) engines. These engines provide a flexible solution to cost-effectively reduce emissions and lower fuel costs. The new fleet, which we will assemble in-house, is expected to cost approximately $26 million. We expect to complete and place the new fleet into service in early 2022.”

Financial Results

Results for the three months and six months ended June 30, 2020, provided for comparison purposes, are presented separately as “Predecessor” periods because they occurred prior to our emergence from bankruptcy on from November 19, 2020. “Successor” periods refer to those beginning on or after November 20, 2020.

Second Quarter 2021 Compared to First Quarter 2021

•	Revenue was $99.8 million, up from $95.9 million

•	Net loss was $2.6 million, compared to a net loss of $7.9 million

•	Adjusted EBITDA was $13.8 million, compared to $7.8 million

•	Cash provided by (used in) operations was $20.0 million, compared to $(15.0) million

•	Capital expenditures were $7.5 million, up from $5.3 million

Second Quarter 2021 (Successor) Compared to Second Quarter 2020 (Predecessor)

•	Revenue was $99.8 million, up from $29.5 million

•	Net loss was $2.6 million, compared to a net loss of $50.7 million

•	Adjusted EBITDA was $13.8 million, compared to $(9.1) million

•	Cash provided by (used in) operations was $20.0 million, compared to $(6.3) million

•	Capital expenditures were $7.5 million, up from $0.4 million

Operational Results

	Three Months Ended			Six Months Ended
	Successor	Successor	Predecessor	Successor	Predecessor
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2021	2021	2020	2021	2020

Average active fleets	13.0	13.0	5.0	13.0	10.5
Utilization %	91%	91%	46%	91%	78%
Fully-utilized fleets	11.8	11.8	2.3	11.8	8.2

Stages completed	7,569	7,067	1,468	14,636	8,356
Stages per fully-utilized fleet	641	599	638	1,240	1,019

Pumping hours	15,548	14,776	2,631	30,324	17,683
Pumping hours per fully-utilized fleet	1,318	1,252	1,144	2,570	2,156

Pumping days	922	921	183	1,843	1,273
Pumping hours per pumping day	16.9	16.0	14.4	16.5	13.9

Materials and freight costs as a percent of total revenue	11%	20%	34%	15%	26%

We exited the second quarter with 13 active fleets and remain at that number today. Our active dual fuel fleet count remains at seven fleets, and we continue to monitor customer demand for additional dual fuel conversions, which we can deploy quickly and cost effectively. The rise in diesel prices this year has driven greater interest in this capability as a way to reduce fuel costs.

Stages per fully-utilized fleet increased 7% sequentially to 641 in the second quarter from 599 in the first quarter. In addition, our fleets pumped an average of 16.9 hours per pumping day in the second quarter, a new record for us. This reflects a 6% sequential increase from the first quarter, and a 17% increase over the second quarter of 2020. Average pump time per stage remained relatively flat in the second quarter at approximately 123 minutes, compared to approximately 125 minutes in the first quarter.

Our customers provided more of the materials for their completions in the second quarter. As a percentage of revenue, material and freight costs declined from 20% in the first quarter to 11% in the second quarter. Changes in the amount of materials provided by us affects revenue but has no material impact on gross profit.

Comment from Michael Doss, CEO on New Tier 4 Dynamic Gas Blending (“DGB”) Fleet

“There has been a lot of discussion about lower emissions equipment over the last 24 months, and the market is becoming segmented by fuel consumption type. We have been a leader in dual fuel for years and have continued that leadership in West Texas where customers have increasingly embraced the capability.

Today, we believe that Cat’s Tier 4 DGB engines are the most proven, economic, and versatile solution that reduces completion costs and emissions, while providing best-in-class efficiency. The DGB engine supports our returns-focused investment strategy, fits well within our in-house refurbishment operations, will integrate easily into our fleet automation systems, and is supported by a mature supply chain with third-party expertise.”

Machine IQ (MIQ) Update

Our machine health diagnostic and fleet automation system, MIQ, is now active on all deployed fleets. This technology not only improves our maintenance program, but also improves the service that we deliver to our customers by pumping stages to design and reducing excess pumping time. MIQ allows us to complete stages at a consistent rate by reducing or eliminating mid-stage disruptions that can occur as a result of common pump failures, over 60% of which are due to fluid end component failures such as cut valves and seats and blown packing. MIQ ensures equipment on the verge of mechanical failure is automatically and immediately shut down to avoid costly repairs. We are currently testing enhancements that will allow us to achieve the designed rate faster, further reducing total pumping time per stage. The system is also being trained to optimize diesel displacement on dual fuel units.

Liquidity and Capital Resources

Capital expenditures for the second quarter totaled $7.5 million, primarily for maintenance. We remain on track to incur maintenance capital expenditures of $2.5 million per fleet for 2021, or $30 to $35 million for the year. We have focused much of our effort, investment, and innovation to maintaining that level of maintenance over the years, despite a dramatic increase in pumping hours per fleet. We also will have approximately $13 million of growth capital expenditures in 2021 related to the newbuild Tier 4 DGB fleet.

As of June 30, 2021, we had $98.9 million of cash and $31.7 million of availability under our revolving credit facility, or total liquidity of $130.6 million. We had no borrowings under our revolving credit facility during the second quarter, which has a total capacity of $40 million.

Conference Call & Webcast

FTS International will hold a conference call that will also be webcast on its website on Friday, August 6, 2021 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the results. Presenting the Company’s results will be Michael Doss, Chief Executive Officer, who will then be joined by Buddy Petersen, Chief Operating Officer, and Lance Turner, Chief Financial Officer, for Q&A.

Please see below for instructions on how to access the conference call and webcast. If you intend to ask a question in the Q&A portion of the call, please join by phone.

By Phone:	Dial (212) 271-4615 at least 10 minutes before the call. A replay will be available through August 27 by dialing (402) 977-9140 and using the conference ID 21996047#.

By Webcast:	Connect to the webcast via the Events page of FTSI’s website at www.FTSI.com/investor-relations/events. Please join the webcast at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About FTS International, Inc.

Headquartered in Fort Worth, Texas, FTS International is a pure-play hydraulic fracturing service company with operations across multiple basins in the United States.

To learn more, visit www.FTSI.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations, financial condition, capital expenditures, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, these forward-looking statements can be identified by words such as “could,” “should,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this release. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: future changes; results of operations; domestic spending by the onshore oil and natural gas industry; continued volatility or future volatility in oil and natural gas prices; deterioration in general economic conditions or a continued weakening or future weakening of the broader energy industry; federal, state and local regulation of hydraulic fracturing and other oilfield service activities, as well as exploration and production activities, including public pressure on governmental bodies and regulatory agencies to regulate our industry; the price and availability of alternative fuels, equipment and energy sources; and other factors described in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2020 and our subsequent reports on Forms 10-Q, 8-K and 10-K Amendment. These risks are not exhaustive.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission. These filings, when available, are available on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, we have disclosed here and elsewhere in this earnings release adjusted EBITDA, a non-GAAP financial measure that we calculate as earnings before net interest expense, taxes, and depreciation and amortization further adjusted for expenses that management believes are non-recurring, and/or non-core to business operations and other non-cash expenses, including but not limited to employee severance costs, stock-based compensation, balance sheet impairments and write-downs, gains or losses on extinguishment of debt, gains or losses on disposal of assets, supply commitment charges, restructuring items, transaction and strategic initiative costs.

Adjusted EBITDA is a key measure used by our management and board of directors to evaluate our operating performance and generate future operating plans. The exclusion of certain expenses facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses and certain variable charges. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect net interest expense or changes in, or cash requirements for, working capital;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;

•	adjusted EBITDA does not reflect stock-based compensation expenses. Stock-based compensation has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy;

•	adjusted EBITDA does not reflect supply commitment charges;

•	adjusted EBITDA does not reflect restructuring items or transaction and strategic initiative costs;

•	other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

The table included under “Reconciliation of Net (Loss) Income to Adjusted EBITDA and Calculation of Annualized Adjusted EBITDA per Fully-utilized Fleet” provides a reconciliation of net loss to adjusted EBITDA for each of the periods indicated.

Consolidated Statements of Operations (unaudited)

	Three Months Ended			Six Months Ended
	Successor	Successor	Predecessor	Successor	Predecessor
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(Dollars in millions, except per share amounts; shares in thousands)	2021	2021	2020	2021	2020

Revenue
Revenue	$99.8	$95.9	$29.5	$195.7	$180.3
Revenue from related parties	-	-	-	-	0.7
Total revenue	99.8	95.9	29.5	195.7	181.0

Operating expenses
Costs of revenue, excluding depreciation and amortization	75.2	78.5	28.9	153.7	143.5
Selling, general and administrative	12.5	10.5	13.2	23.0	30.9
Depreciation and amortization	14.3	13.9	20.2	28.2	41.6
Impairments and other charges	0.2	0.3	10.3	0.5	14.6
Loss on disposal of assets, net	-	-	0.2	-	0.1
Total operating expenses	102.2	103.2	72.8	205.4	230.7

Operating loss	(2.4)	(7.3)	(43.3)	(9.7)	(49.7)

Interest expense, net	(0.1)	(0.1)	(7.4)	(0.2)	(14.7)
Gain on extinguishment of debt, net	-	-	-	-	2.0
Reorganization items	-	(0.5)	-	(0.5)	-

Loss before income taxes	(2.5)	(7.9)	(50.7)	(10.4)	(62.4)
Income tax expense	0.1	-	-	0.1	-

Net loss	$(2.6)	$(7.9)	$(50.7)	$(10.5)	$(62.4)

Basic and diluted loss per share	$(0.19)	$(0.56)	$(9.43)	$(0.75)	$(11.61)

Shares used in computing basic and diluted earnings loss per share	13,995	13,990	5,379	13,992	5,373

Consolidated Balance Sheets (unaudited)

	Jun. 30,	Dec. 31
(Dollars in millions)	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$98.9	$94.0
Accounts receivable, net	46.8	26.9
Inventories	34.5	29.0
Prepaid expenses and other current assets	4.7	19.5
Total current assets	184.9	169.4

Property, plant, and equipment, net	117.9	132.3
Operating lease right-of-use assets	3.2	4.5
Intangible assets, net	7.1	7.4
Other assets	1.4	1.4
Total assets	$314.5	$315.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$35.3	$26.9
Accrued expenses	15.2	12.5
Current portion of operating lease liabilities	2.1	3.0
Other current liabilities	0.3	0.3
Total current liabilities	52.9	42.7

Operating lease liabilities	2.1	3.3
Other liabilities	2.1	2.4
Total liabilities	57.1	48.4

Stockholders' equity	257.4	266.6
Total liabilities and stockholders' equity	$314.5	$315.0

Consolidated Statement of Cash Flows (unaudited)

	Three Months Ended			Six Months Ended
	Successor	Successor	Predecessor	Successor	Predecessor
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(Dollars in millions)	2021	2021	2020	2021	2020

Cash flows from operating activities
Net loss	$(2.6)	$(7.9)	$(50.7)	$(10.5)	$(62.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14.3	13.9	20.2	28.2	41.6
Stock-based compensation	1.7	0.9	3.5	2.6	6.6
Amortization of debt discounts and issuance costs	-	-	0.5	-	0.9
Loss on disposal of assets, net	-	-	0.2	-	0.1
Gain on extinguishment of debt, net	-	-	-	-	(2.0)
Inventory write-down	-	-	3.9	-	4.5
Non-cash provision for supply commitment charges	-	-	5.9	-	9.1
Cash paid to settle supply commitment charges	-	-	(7.6)	-	(18.8)
Other non-cash items	(0.1)	0.1	(0.1)	-	0.8
Changes in operating assets and liabilities:
Accounts receivable	9.8	(29.7)	57.8	(19.9)	55.4
Accounts receivable from related parties	-	-	0.7	-	-
Inventories	(2.8)	(2.7)	(0.3)	(5.5)	1.0
Prepaid expenses and other assets	(0.3)	1.5	9.0	1.2	0.9
Accounts payable	(2.9)	10.7	(37.5)	7.8	(21.3)
Accrued expenses and other liabilities	2.9	(1.8)	(11.8)	1.1	(9.5)
Net cash provided by (used in) operating activities	20.0	(15.0)	(6.3)	5.0	6.9

Cash flows from investing activities
Capital expenditures	(7.5)	(5.3)	(0.4)	(12.8)	(16.8)
Proceeds from disposal of assets	-	-	-	-	0.1
Net cash used in investing activities	(7.5)	(5.3)	(0.4)	(12.8)	(16.7)

Cash flows from financing activities
Repayments of long-term debt	-	-	-	-	(20.6)
Taxes paid related to net share settlement of equity awards	-	-	-	-	(0.1)
Net cash used in financing activities	-	-	-	-	(20.7)

Net increase (decrease) in cash, cash equivalents, and restricted cash	12.5	(20.3)	(6.7)	(7.8)	(30.5)
Cash, cash equivalents, and restricted cash at beginning of period	86.4	106.7	199.2	106.7	223.0
Cash and cash equivalents at end of period	$98.9	$86.4	$192.5	$98.9	$192.5

Reconciliation of Net Loss to Adjusted EBITDA and Calculation of Annualized Adjusted EBITDA per Fully-utilized Fleet

	Three Months Ended			Six Months Ended
	Successor	Successor	Predecessor	Sucessor	Predecessor
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(Dollars in millions, except fleets)	2021	2021	2020	2021	2020

Net loss	$(2.6)	$(7.9)	$(50.7)	$(10.5)	$(62.4)
Interest expense, net	0.1	0.1	7.4	0.2	14.7
Income tax expense	0.1	-	-	0.1	-
Depreciation and amortization	14.3	13.9	20.2	28.2	41.6
Loss on disposal of assets, net	-	-	0.2	-	0.1
Gain on extinguishment of debt, net	-	-	-	-	(2.0)
Stock-based compensation	1.7	0.9	3.5	2.6	6.6
Supply commitment charges	-	-	5.9	-	9.1
Inventory write-down	-	-	3.9	-	4.5
Employee severance costs	-	-	0.5	-	1.0
Transaction and strategic initiative costs	0.2	0.6	-	0.8	-
Reorganization items	-	0.5	-	0.5	-
Gain on contract termination	-	(0.3)	-	(0.3)	-
Adjusted EBITDA	$13.8	$7.8	$(9.1)	$21.6	$13.2

Average active fleets	13.0	13.0	5.0	13.0	10.5
Utilization %	91%	91%	46%	91%	78%
Fully-utilized fleets	11.8	11.8	2.3	11.8	8.2

Annualized Adjusted EBITDA	$55.2	$31.2	$(36.4)	$43.2	$26.4
Fully-utilized fleets	11.8	11.8	2.3	11.8	8.2
Annualized adjusted EBITDA per fully-utilized fleet	$4.7	$2.6	$(15.8)	$3.7	$3.2

Note: Fully-utilized fleets are calculated by multiplying average active fleets by the utilization percent. Utilization percent is calculated by dividing total pumping days for the quarter by the product of 78 (which is equivalent to 26 pumping days per month) divided by average active fleets.